December 22, 2017

PATTERN ENERGY GROUP INC.
Pier One, Bay Three
San Francisco, California 94111

Re: Waiver Agreement and Amendment No. 2 dated as of December 22, 2017 (“Waiver”) among JPM Capital Corporation, Morgan Stanley Wind LLC, Comet Wind TX, LLC, and Panhandle B Member 2 LLC, a (“Panhandle Member 2”), and

Assignment and Assumption Agreement dated December 22, 2017 (“Assignment”) among Panhandle Member 2 and PAN2 B2 LLC (“Newco”)

Ladies and Gentlemen:

The purpose of this letter agreement (the “Letter Agreement”) is to evidence the agreement of Pattern Energy Group Inc. (“PEGI”) and Public Sector Pension Investment Board (“PSP”) as follows:

1.
PEGI agrees to indemnify and hold PSP and its Affiliates (as defined below) harmless from any damage, loss, liability or expense incurred by any of them as a result of a breach by Newco of its representations and warranties made in the Assignment.

2.
PEGI agrees to indemnify and hold PSP and its Affiliates harmless from any damage, loss, liability or expense incurred by any of them as a result of a breach by Panhandle Member 2 of the Third Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, dated as of November 10, 2014 (as amended by Amendment No. 1, dated December 30, 2016 and the Waiver, the “LLC Agreement”) giving rise to the failure of any distributions to be paid to Newco as a result of the implementation of the terms of Section 5.04 of the LLC Agreement, other than with respect to any breach resulting from an action or inaction undertaken by Panhandle Member 2 in its capacity as the “Managing Member” under and as defined in the LLC Agreement, after soliciting consent of Vertuous Energy LLC, a Delaware limited liability company (“PSP Member”) (whether or not such consent was required by the Voting Agreement) unless such action or inaction was in contravention of the vote of the PSP Member; provided, that the PSP Member shall be deemed to have voted against any action with respect to which the PSP Member abstains from voting.

3.
PSP agrees to indemnify and hold PEGI and its Affiliates harmless from any damage, loss, liability or expense incurred by any of them as a result of a breach by Newco of the LLC Agreement caused by a breach by the PSP Member of the Newco LLC Agreement, giving rise to the failure of any distributions to be paid to Panhandle B Member as a result of the implementation of the terms of Section 5.04 of the LLC Agreement.

4.
PSP hereby confirms that, notwithstanding Section 2.03 of the Sponsor Services Agreement between the parties dated as of June 16, 2017, PSP will remain obligated for all of its obligations and liabilities hereunder following the execution and delivery by the PSP Member of an Accession Agreement pursuant to such Section 2.03 of the Sponsor Services Agreement, whether arising before or after the date of such Accession Agreement.

As used in this Letter Agreement:

“Affiliate” means as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. For this purpose “control” (including, with its correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through equity ownership by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which the principal chartered banks in San Francisco, California, USA or Montreal, Quebec, Canada are not open for business.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a union, a proprietorship, a joint venture, a limited liability company, an unincorporated or other business organization and a governmental authority.

“Voting Agreement” means that certain Voting Agreement dated as of December 22, 2017, by and among Panhandle Member 2 and the PSP Member.

This Letter Agreement shall be interpreted and the rights and liabilities of the parties hereto shall be determined in accordance with the laws and decisions of the State of New York.

PEGI and PSP each irrevocably submits to the jurisdiction of the courts of the United States of America in and for the Southern District of New York, New York, for any proceeding arising out of this Letter Agreement. To the extent that service of process by mail is permitted by applicable law, each of PEGI and PSP irrevocably consents to the service of process in any proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, to its address for notices provided for herein. Nothing herein shall affect the right of PEGI or PSP to serve process in any other manner permitted by law. EACH OF PEGI AND PSP HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or facsimile or sent by overnight courier or registered mail, charges prepaid, addressed as follows:

if to PEGI:

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Email:     generalcounsel@patternenergy.com

if to PSP:
1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9
Attention: Managing Director, Infrastructure Investments
Email: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca

With a copy to :

Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College, 26th Floor
Montreal, Québec, Canada H3A 3N9
Attention: Franziska Ruf
Facsimile (514) 841-6499
E-mail:     fruf@dwpv.com

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.

Any party may at any time change its address for purposes of this Letter Agreement by giving notice to the other party.

This Letter Agreement may not be amended, altered or modified except by written instrument executed by both PEGI and PSP.

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Very truly yours,

PUBLIC SECTOR PENSION INVESTMENT BOARD

By: __/s/ Patrick Samson___________
Name: Patrick Samson
Title: Authorized Signatory

By: __/s/ Jean Daigneault___________
Name: Jean Daigneault
Title: Authorized Signatory
AGREED & ACCEPTED:

PATTERN ENERGY GROUP INC.

By: /s/ Dyann S. Blaine
Name: Dyann S. Blaine
Title: Vice President